As filed with the Securities and Exchange Commission on April 1, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIRST BUSEY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	37-1078406
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

201 West Main Street

Urbana, Illinois 61801

(217) 365-4516

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Van A. Dukeman

President and Chief Executive Officer

First Busey Corporation

201 West Main Street

Urbana, Illinois 61801

(217) 365-4516

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Robert M. Fleetwood, Esq.

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 West Madison Street, Suite 3900

Chicago, Illinois 60606

(312) 984-3100

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum		Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per		Aggregate		Amount of
Securities to be Registered	Registered	Share		Offering Price		Registration Fee
Fixed Rate Cumulative Perpetual Preferred Stock, Series T, $0.001 par value	100,000	$1,000.00	(1)	$100,000,000.00	(1)	$5,580.00	(1)

Warrant to Purchase Common Stock, $0.001 par value, and underlying shares of Common Stock(2)	1,147,666	$13.07	(3)	$14,999,994.62	(3)	$837.00	(3)
Total						$6,417.00

(1)	Calculated in accordance with Rule 457(a).
(2)

In addition to the Fixed Rate Cumulative Perpetual Preferred Stock, Series T, the registrant is registering (a) a warrant to purchase 1,147,666 shares of common stock with an initial per share exercise price of $13.07, (b) the 1,147,666 shares of common stock issuable upon exercise of such warrant, and (c) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416.

(3)	Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $13.07.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated April 1, 2009

FIRST BUSEY CORPORATION

100,000 Shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series T

Warrant to Purchase up to 1,147,666 Shares of Common Stock

1,147,666 Shares of Common Stock

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of 100,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series T (the “Series T Preferred Stock”), a warrant to purchase up to 1,147,666 shares of our common stock at an exercise price of $13.07 per share, subject to adjustment as described in this prospectus (the “Warrant”) and the shares of our common stock issuable from time to time upon exercise of the Warrant.  In this prospectus, we refer to the Series T Preferred Stock , the Warrant and the shares of common stock issuable upon exercise of the Warrant, collectively, as the “securities.”  The Series T Preferred Stock and the Warrant were originally issued by us pursuant to a Letter Agreement, dated March 6, 2009, incorporating the terms of the Securities Purchase Agreement — Standard Terms (the “Purchase Agreement”), between us and the United States Department of the Treasury (the “Treasury”) as part of the Troubled Asset Relief Program Capital Purchase Program (the “Capital Purchase Program”) in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

The Treasury (also referred to in this prospectus as the “initial selling securityholder”) and its successors, including transferees (collectively, the “selling securityholders”), may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, prices related to prevailing market prices or negotiated prices.  If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions, if any.  We will not receive any proceeds from any sale of the securities by the selling securityholders.

Neither the Series T Preferred Stock nor the Warrant is listed on an exchange, and we do not intend to list either the Series T Preferred Stock or the Warrant on any exchange unless requested to do so by the initial selling securityholder.  Our common stock is listed on the NASDAQ Global Select Market under the symbol “BUSE.”  On March 27, 2009, the closing sale price of our common stock on the NASDAQ Global Select Market was $8.59 per share.  You are urged to obtain current market quotations of the common stock.

Investing in the securities offered by this prospectus involves risks.  Purchasers of securities should read and consider the information set forth in “Risk Factors” on page 4 of this prospectus and in the accompanying prospectus supplement, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The securities offered hereby are not deposits or other obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is April     , 2009.

References in this prospectus to “First Busey,” “we,” “us,” “our” or similar references mean First Busey Corporation and its subsidiaries, unless the context requires otherwise.  References in this prospectus to “Busey Bank, N.A.” mean Busey Bank, National Association; references in this prospectus to “Banks” mean Busey Bank and Busey Bank, N.A.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration, or continuous offering, process.  Under this process, the selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  This prospectus is offering to sell, and is seeking offers to buy, the securities only in jurisdictions where offers and sales of the securities are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus.  Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained or incorporated by reference in this prospectus is correct as of any time subsequent to the date of such information.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders.  The prospectus supplement may also add, update or change information in this prospectus.  If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement.  You should read this prospectus and, if applicable, any prospectus supplement together with the additional information provided under the heading “Where You Can Find Additional Information.”

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in our securities. You should read this entire prospectus, including the “Risk Factors” section, and the documents incorporated by reference, which are described under “Documents Incorporated By Reference” in this prospectus.

First Busey Corporation

First Busey is a $4.5 billion financial holding company, headquartered in Urbana, Illinois.  We conduct a broad range of financial services through our banking and non-banking subsidiaries at 51 locations. We currently have two wholly-owned banking subsidiaries, Busey Bank and Busey Bank, N.A., with locations in Illinois, Florida and Indiana. We conduct the business of banking and related services through the Banks, trust and investment management services through Busey Wealth Management, Inc. and retail payment processing through FirsTech, Inc.

Busey Bank, which was organized in 1868, is an Illinois state-chartered bank with its headquarters in Champaign, Illinois, and had assets of $4.0 billion as of December 31, 2008. Busey Bank has 44 locations, including 42 in Illinois, one in Florida and one in Indiana. Busey Bank, N.A., which was organized in 1999, is a national bank with its headquarters in Fort Myers, Florida, and had assets of $429.8 million as of December 31, 2008. Busey Bank, N.A. has eight locations in Florida. The Banks offer a full range of banking services, including commercial, agricultural and real estate loans, and retail banking services, including accepting customary types of demand and savings deposits, making individual, consumer, installment, first mortgage and second mortgage loans, offering money transfers, safe deposit services, IRA, Keogh and other fiduciary services, automated banking and automated fund transfers. The Banks’ principal sources of income are interest and fees on loans and investments and service fees. Their principal expenses are interest paid on deposits and general operating expenses. Busey Bank’s primary market area is downstate Illinois, southwest Florida through its loan production office and central Indiana. Busey Bank, N.A.’s market area is southwest Florida.

Our principal executive offices are located at 201 West Main Street, Urbana, Illinois 61801, and our telephone number is (217) 365-4516.

Additional information about us is included in our filings with the SEC, which are incorporated by reference into this prospectus.  See “Where You Can Find Additional Information” and “Documents Incorporated by Reference” in this prospectus.

Securities Being Offered

The securities being offered by this prospectus consist of (i) 100,000 shares of Series T Preferred Stock, liquidation preference amount $1,000 per share, (ii) the Warrant, or portions thereof, which expires on March 6, 2019, to purchase 1,147,666 shares of our common stock at an exercise price of $13.07 per share, subject to adjustment as described in this prospectus, and (iii) the shares of our common stock which may be purchased upon exercise of the Warrant.  We issued the Series T Preferred Stock and the Warrant on March 6, 2009 to the Treasury pursuant to the Capital Purchase Program.

The issuances of the Series T Preferred Stock and the Warrant were completed in a private placement to the Treasury exempt from the registration requirements of the Securities Act.  We were required under the terms of the related Securities Purchase Agreement between us and the Treasury to register for resale the Series T Preferred Stock, the Warrant and the shares of our common stock underlying the Warrant.  The terms of the Series T Preferred Stock are described under “Description of Series T Preferred Stock.” The terms of the Warrant are described under “Description of Warrant to Purchase Common Stock.”  The Securities Purchase Agreement between us and Treasury was attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on March 9, 2009 and incorporated into this prospectus by reference.  See “Documents Incorporated By Reference.”

RISK FACTORS

An investment in our securities involves a number of risks.  You should consider carefully the risks and uncertainties and the risk factors set forth in the documents and reports we file with the SEC that are incorporated by reference into this prospectus, including our most recent Annual Report on Form 10-K, as well as any risks described in any applicable prospectus supplement, before you make an investment decision regarding the securities.  Our business, financial condition, results of operations and prospects could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference into this prospectus that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of invoking these safe harbor provisions.  These statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.  These forward-looking statements include statements relating to our projected growth, anticipated future financial performance, management’s long-term performance goals, as well as statements relating to the anticipated effects on results of operations and financial condition from expected developments or events, our business and growth strategies and any other statements that are not historical facts.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, and could be affected by many factors.  Factors that could have a material adverse effect on our financial condition, results of operations and future prospects can be found in the “Risk Factors” section of this prospectus and in our 2008 Annual Report on Form 10-K and elsewhere in our periodic reports and Current Reports filed on Form 8-K with the SEC.

Because of those risks and other uncertainties, our actual future results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results.

You should not place undue reliance on any forward-looking statements, which speak only as of the dates on which they were made. We are not undertaking an obligation to update these forward-looking statements, even though our situation may change in the future, except as required under federal securities laws. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

All of the securities offered pursuant to this prospectus are being offered by the selling securityholders listed under “Selling Securityholders.”  We will not receive any proceeds from any sale of the securities by the selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

No shares of our preferred stock were outstanding during the years ended December 31, 2008, 2007, 2006, 2005 and 2004, and we did not pay preferred stock dividends during these periods.  Consequently, the ratios of earnings to fixed charges and preferred share dividends for these years are the same as the ratios of earnings to fixed charges set forth below.

The following table reflects our ratio of earnings to fixed charges for each of the years in the five-year period ended December 31, 2008.

	For the years ended December 31,
Ratio of earnings to fixed charges:	2008		2007	2006	2005	2004
Excluding interest on deposits	—	(1)	3.74	3.94	4.50	4.91
Including interest on deposits	—	(1)	1.44	1.62	1.88	2.12

(1)           The earnings coverage ratio for the year ended December 31, 2008, was inadequate to cover the fixed charges.  The coverage deficiency for the period was $53.5 million.

For purposes of computing the ratios of earnings to fixed charges:

•                  earnings represent income from continuing operations before income taxes, plus fixed charges;

•                  fixed charges, excluding interest on deposits, include interest expense (other than on deposits) and the portion of net rental expense deemed to be equivalent to interest on long-term debt; and

•                  fixed charges, including interest on deposits, include all interest expense and the portion of net rental expense deemed to be equivalent to interest on long-term debt.

DESCRIPTION OF SERIES T PREFERRED STOCK

The following is a brief description of the terms of Series T Preferred Stock.  This summary does not purport to be complete in all respects.  This description is subject to, and qualified in its entirety by reference to, the Certificate of Designation for the Series T Preferred Stock, a copy of which was filed by us with the SEC as Exhibit 3.1 to our Current Report on Form 8-K, on March 9, 2009 (the “Certificate of Designations”).

Preferred Stock in General

Under our Articles of Incorporation, as amended, we have the authority to issue up to 1,000,000 shares of preferred stock, $0.001 par value per share.  Of such number of shares of preferred stock, 100,000 shares have been designated as Series T Preferred, all of which are issued and outstanding as of the date of this prospectus.  No other shares of preferred stock are issued and outstanding as of the date of this prospectus.

Dividends Payable on Shares of Series T Preferred Stock

Holders of shares of Series T Preferred Stock are entitled to receive if, as and when declared by our board of directors, out of legally available funds, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of Series T Preferred Stock with respect to each dividend period from

March 6, 2009 to, but excluding, March 7, 2014.  From and after March 7, 2014, holders of shares of Series T Preferred Stock are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of Series T Preferred Stock with respect to each dividend period thereafter.

Dividends on the Series T Preferred Stock are payable quarterly in arrears on each May 15, August 15, November 15 and February 15 (each, a “dividend payment date”), starting with May 15, 2009.  If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and in that circumstance no additional dividends will accrue as a result of the applicable postponement of the dividend payment date.  Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months.  Dividends payable with respect to the Series T Preferred Stock are payable to holders of record of shares of Series T Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as our board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

If we determine not to pay any dividend or a full dividend with respect to the Series T Preferred Stock, we are required to provide written notice to the holders of shares of Series T Preferred Stock prior to the applicable dividend payment date.  Unpaid dividends on the Series T Preferred Stock will be compounded.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums.  The Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

Our ability to obtain funds for the payment of dividends and for other cash requirements is largely dependent on the amount of dividends which may be declared by our subsidiaries.  Dividend payments from our subsidiaries are subject to legal and regulatory limitations, generally based on net income and retained earnings.  The ability of our subsidiaries to pay dividends to us is also subject to their profitability, financial condition, capital expenditures and other cash flow requirements and contractual obligations.  Payments of dividends by our banking subsidiary may be restricted at any time at the discretion of the applicable regulatory authorities, if they deem such dividends to constitute an unsafe and/or an unsound banking practice.

Priority of Dividends and Payments on Liquidation

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series T Preferred Stock will rank:

•                  senior to our common stock and all other equity securities designated as ranking junior to the Series T Preferred Stock (“junior stock”) with respect to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding-up; and

•                  at least equally with all other equity securities designated as ranking on a parity with the Series T Preferred Stock (“parity stock”) with respect to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding-up.

So long as any shares of Series T Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on our common stock or other junior stock, other than a dividend payable solely in shares of our common stock.

In addition, unless otherwise approved by the Treasury, we may not purchase, redeem or otherwise acquire for consideration any shares of our common stock, other junior stock or parity stock unless we have paid in full all accrued dividends on the Series T Preferred Stock for all prior dividend periods, other than:

•                  purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business;

•                  purchases or other acquisitions by broker-dealer subsidiaries of our company solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of business;

•                  purchases or other acquisitions by broker-dealer subsidiaries of our company for resale pursuant to an offering by us of our stock that is underwritten by the related broker-dealer subsidiary;

•                  redemption or repurchases of rights pursuant to any stockholders’ rights plan;

•                  the acquisition by us of record ownership of junior stock or parity stock for the beneficial ownership of any other person (other than us), including as trustees or custodians; and

•                  the exchange for conversion of: (i) junior stock for or into other junior stock; or (ii) parity stock for or into other parity stock or junior stock, but only to the extent that (x) such acquisition is required pursuant to binding contractual agreements entered into before March 6, 2009, or (y) any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the Series T Preferred Stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the Series T Preferred Stock), with respect to the Series T Preferred Stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors may be declared and paid on our common stock and any other junior stock from time to time out of any funds legally available for such payment, and the Series T Preferred Stock shall not be entitled to participate in any such dividends.

Redemption

As a result of the enactment of the American Recovery and Reinvestment Act of 2009 on February 17, 2009, the Treasury has indicated that we are permitted to redeem the shares of Series T Preferred Stock at any time, without penalty or the need to raise additional capital, subject to the Treasury’s consultation with the Federal Reserve Board.  In any redemption of the Series T Preferred Stock, the redemption price of the Series T Preferred Stock shall be an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption, and we must redeem at least $25.0 million of the Series T Preferred Stock at any one time.

The Series T Preferred Stock will not be subject to any mandatory redemption, sinking fund or similar provisions.  Holders of shares of Series T Preferred Stock have no right to require the redemption or repurchase of their shares of Series T Preferred Stock.

In the case of any redemption of less than all of the shares of Series T Preferred Stock, the shares to be redeemed will be selected either pro rata or in such other manner as our board of directors may determine to be fair and equitable.  Furthermore, if we repurchase shares of Series T Preferred Stock from a holder other than the initial selling securityholder, we must offer to repurchase a ratable portion of the shares of Series T Preferred Stock then held by the initial selling securityholder.

We will mail notice of any redemption of the Series T Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series T Preferred Stock to be redeemed at their respective last addresses appearing on our books.  This mailing will be at least 30 days, and not more than 60 days, before the date fixed for redemption.  Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Series T Preferred Stock designated for redemption will not affect the redemption of any other shares of Series T Preferred Stock.  Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Series T Preferred Stock are to be redeemed, and the number of shares of Series T Preferred Stock to be redeemed (and, if less than all shares of Series T Preferred Stock held by the applicable holder, the number of shares to be redeemed from such holder).

Shares of Series T Preferred Stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.

Liquidation Rights

If we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series T Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment.  Holders of Series T Preferred Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to stockholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other junior stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series T Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series T Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders.  If the total liquidation amount per share of Series T Preferred Stock has been paid in full to all holders of Series T Preferred Stock and other shares of parity stock, the holders of our common stock or any other junior stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into, any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights

Except as indicated below or as otherwise required by law, holders of Series T Preferred Stock will not have any voting rights.

Election of Two Directors upon Non-Payment of Dividends.  If dividends on the Series T Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be automatically increased by two.  Holders of Series T Preferred Stock, together with the holders of any outstanding parity stock with like voting rights (the “Voting Parity Stock”), voting as a single class, will be entitled to elect the two additional members to our board of directors (the “Preferred Stock Directors”), at the next annual meeting (or at a special meeting called for the purpose of electing the Preferred Stock Directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends on the Series T Preferred Stock for all past dividend periods have been paid in full.  The election of any Preferred Stock Director is subject to the qualification that his or her election would not cause us to violate the corporate governance requirement of the NASDAQ Stock Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of Series T Preferred Stock and Voting Parity Stock to elect Preferred Stock Directors, as described above, the Preferred Stock Directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors on our board will be reduced by the number of Preferred Stock Directors that the holders of Series T Preferred Stock and Voting Parity Stock had been entitled to elect.  The holders of a majority of shares of Series T Preferred Stock and Voting Parity Stock, voting as a class, may remove any Preferred Stock Director, with or without cause, and the holders of a majority of the shares of Series T Preferred Stock and Voting Parity Stock, voting as a class, may fill any vacancy created by the removal of a Preferred Stock Director.  If the office of a Preferred Stock Director becomes vacant for any other reason, the remaining Preferred Stock Director may choose a successor to fill such vacancy for the remainder of his or her unexpired term.

Other Voting Rights.  So long as any shares of Series T Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by our Articles of Incorporation, as amended, the vote or consent of the holders of at least 66 2/3% of the shares of Series T Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

•                  any amendment or alteration of our Articles of Incorporation, as amended, to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series T Preferred Stock with respect to payment of dividends and/or distribution of assets on our liquidation, dissolution or winding up;

•                  any amendment, alteration or repeal of any provision of the Certificate of Designations so as to adversely affect the rights, preferences, privileges or voting powers of Series T Preferred Stock; or

•                  any consummation of a binding share exchange or reclassification involving the Series T Preferred Stock or a merger or consolidation of us with another entity, unless the shares of Series T Preferred Stock remain outstanding following any such transaction or, if we are not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Series T Preferred Stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series T Preferred Stock, taken as a whole.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series T Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series T Preferred Stock to effect the redemption.

DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK

The following is a brief description of the terms of the Warrant that may be resold by the selling securityholders.  This summary does not purport to be complete in all respects.  This description is subject to, and qualified in its entirety by reference to, the Warrant, a copy of which was attached as an exhibit to our Current Report of Form 8-K, filed on March 9, 2009 and incorporated by reference into this prospectus. See “Documents Incorporated By Reference.”

Shares of Common Stock Subject to the Warrant

The Warrant is initially exercisable into up to 1,147,666 shares of our common stock at an exercise price of $13.07 per share.  If we complete one or more qualified equity offerings on or prior to December 31, 2009, that result in our receipt of aggregate gross proceeds of not less than $100,000,000, which is equal to 100% of the aggregate liquidation preference of the Series T Preferred Stock, the number of shares of common stock underlying the Warrant then held by the selling securityholders will be reduced by 50% to 573,833 shares.  The number of shares subject to the Warrant are subject to the further adjustments described below under the heading “Adjustments to the Warrant.”

Exercise of the Warrant

The initial exercise price applicable to the Warrant is $13.07 per share of common stock for which the Warrant may be exercised.  The Warrant may be exercised at any time on or before March 6, 2019 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant and the payment of the exercise price for the shares of common stock for which the Warrant is being exercised.  The exercise price may be paid either by the withholding by us of such number of shares of common stock issuable upon exercise of the Warrant equal to the value of the aggregate exercise price of the Warrant determined by reference to the market price of our common stock on the trading day on which the Warrant is exercised or, if agreed to by us and the holder of the Warrant, by the payment of cash equal to the aggregate exercise price.  The exercise price applicable to the Warrant is subject to further adjustments described below under the heading “Adjustments to the Warrant.”

Upon exercise of the Warrant, certificates for the shares of common stock issuable upon exercise will be issued to the holder of the Warrant.  We will not issue fractional shares upon any exercise of the Warrant.  Instead, the holder of the Warrant will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the Warrant (less the pro-rated exercise price of the Warrant) for any fractional shares that would have otherwise been issuable upon exercise of the Warrant.  We will at all times reserve the aggregate number of shares of our common stock for which the Warrant may be exercised.

Rights as a Stockholder

The holder of the Warrant shall not have any of the rights or privileges of a holder of our common stock, including any voting rights, until (and then only to the extent) the Warrant has been exercised.  The initial selling securityholder has agreed not to exercise any voting rights with respect to any shares of our common stock issued upon exercise of the Warrant.

Transferability

The initial selling securityholder may not transfer a portion of the Warrant with respect to more than 573,833 shares of our common stock until the earlier of the date on which we have received aggregate gross proceeds from a qualified equity offering of at least $100,000,000 and December 31, 2009.  The Warrant, and all rights under the Warrant, are otherwise transferable.

Adjustments to the Warrant

The number of shares of our common stock issuable upon exercise of the Warrant (the “Warrant Shares”) and the Warrant exercise price will be adjusted upon occurrence of certain events as follows:

In the case of stock splits, subdivisions, reclassifications or combinations of common stock.  The number of Warrant Shares and the exercise price for the Warrant will be proportionately adjusted in the event we pay dividends or make distributions on our common stock in shares of common stock, or subdivide, combine or reclassify shares of our common stock.

In the case of issuance of our common stock (or convertible securities) for less than 90% of the market price of our common stock on the last trading day preceding the date of the agreement on pricing such shares.  Until the earlier of (i) the date on which the initial selling securityholder no longer holds the Warrant or any portion thereof and (ii) March 6, 2012, if we issue shares of our common stock (or securities convertible or exercisable into shares of our common stock) for less than 90% of the market price of our common stock on the last trading day prior to pricing such shares, the number of Warrant Shares and the exercise price for the Warrant will be proportionately adjusted.  Adjustments will not be made if shares are issued as part of merger consideration, benefit or compensation plans, a registered or Rule 144A offering, or preemptive rights existing as of March 6, 2009.

Other Distributions.  In the event we make a distribution of securities, evidences of indebtedness, assets, cash, rights or warrants to holders of our common stock, the exercise price of the Warrant and the number of Warrant Shares will be proportionately adjusted.

In the case of a pro rata repurchase of our common stock.  A “pro rata repurchase” is defined as any repurchase of shares of common stock by us pursuant to any tender offer or exchange offer subject to Section 13(e) or 14(e) of the Exchange Act, or Regulation 14E thereunder or any other offer available to substantially all holders of our common stock.  In any such transaction, the exercise price of the Warrant and the number of Warrant Shares will be proportionately adjusted.

In the case of a merger, consolidation, statutory share exchange, reclassification of our common stock or similar transaction that requires the approval of our stockholders (any such transaction, a “business combination”).  In the event of a business combination, the right of the holder of the Warrant to receive the Warrant Shares will be converted into the right to exercise the Warrant to acquire the number of shares of stock or other securities or property (including cash) which the holder of the Warrant would have been entitled to receive upon consummation of the business combination if the holder of the Warrant had exercised the Warrant prior to such business combination.

Repurchase of the Warrant

Following the redemption of all of the outstanding Series T Preferred Stock held by the initial selling securityholder or the transfer of the Series T Preferred Stock to one or more unaffiliated third parties, we would be entitled to repurchase, in whole or in part, the Warrant at the fair market value of the Warrant.

DESCRIPTION OF COMMON STOCK

The following is a brief description of the terms of Common Stock.  This summary does not purport to be complete in all respects.  This description is subject to, and qualified in its entirety by reference to, our Articles of Incorporation, as amended, our Bylaws and applicable Nevada state law.

Common Stock in General

Under our Articles of Incorporation, as amended, we have the authority to issue up to 60,000,000 shares of common stock, $0.001 par value per share.  As of March 27, 2009, 35,815,892 shares of our common stock are issued and outstanding.  Our common stock is listed on the NASDAQ Global Select Market under the symbol “BUSE.”

Dividends Payable on Shares of Common Stock

In general, the holders of shares of our common stock are entitled to dividends in such amounts as may be declared by the board of directors from time to time from funds legally available therefor.  Under the Nevada General Corporation Law (“Nevada GCL”), a corporation may make distributions to stockholders as long as, after giving effect to such distribution, the corporation will be able to pay its debts as they become due in the usual course of business and the corporation’s total assets will not be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

Most of our revenues available for the payment of dividends derive from amounts paid to us by the Banks.  There are various statutory limitations that limit the ability of the subsidiaries to pay dividends to us.  Busey Bank is a state-charted bank and is subject to the laws and regulations of the Illinois Department of Financial and Professional Regulation and to the regulations of the Federal Deposit Insurance Corporation.  Busey Bank, N.A., is a national banking association and is subject to the regulations of the Office of the Comptroller of the Currency.  If a bank’s primary federal banking regulator determines that the bank is engaged or is about to engage in an unsafe or unsound banking practice, the regulator may require, after notice and hearing, that the bank cease and desist from such practice.  Depending on the financial condition of the bank, an unsafe or unsound practice could include the payment of dividends.  In particular, the federal banking agencies have indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsafe and unsound banking practice.  Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a bank may not pay a dividend if the payment would cause it to become undercapitalized or if it is already undercapitalized.  The federal agencies have also issued policy statements that provide that bank holding companies and insured banks should generally pay dividends only out of current operating earnings.

In addition, the dividend rights of holders of common stock are qualified and subject to the dividend rights of holders of Series T Preferred Stock described under the caption “Description of Series T Preferred Stock —Priority of Dividends and Payments on Liquidation” above.  Further, the Purchase Agreement contains limitations on the payment of dividends on our common stock from and after March 6, 2009 (including with respect to the payment of cash dividends in excess of $0.20 per share, which is the amount of the last quarterly cash dividend declared by us prior to October 14, 2008).  Prior to the earlier of (i) March 6, 2012 and (ii) the date on which all shares of Series T Preferred Stock have been redeemed in whole or the Treasury has transferred the Series T Preferred Stock to unaffiliated third parties, we may not declare or pay any dividend or make any distribution on our common stock other than regular quarterly cash dividends not exceeding $0.20 per share and dividends payable solely in common stock, without the consent of the Treasury.

Voting Rights

Generally, holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.  Our Articles of Incorporation do not provide for cumulative voting rights in the election of directors.

Liquidation Rights

If we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of our common stock will share on a pro rata basis in the distribution of all assets remaining after payment or provision for payment of our debts and other liabilities and after any distribution of assets is made to holders of the Series T Preferred Stock, other parity stock and any other class of stock with liquidation preference.

Anti-Takeover Provisions

Under our Articles of Incorporation, we have opted not to be governed by Nevada’s anti-takeover law known as the “Combination with Interested Stockholders Statute,” but we may become subject to this provision in the future.  In addition, the Nevada GCL contains a “Control Share Acquisition Statute,” which does not currently apply to us.

The Combination with Interested Stockholders Statute prevents “interested stockholders” and an applicable Nevada corporation from entering into a “combination” unless certain conditions are met. A combination means any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation; (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or (c) representing 10% or more of the earning power or net income of the corporation. An “interested stockholder” means the beneficial owner of 10% or more of the voting shares of a corporation, or an affiliate or associate thereof.  A corporation may not engage in a “combination” within three years after the interested stockholder acquires his shares unless the combination or purchase is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or outside three years after the interested stockholder acquires his shares if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher, (b) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, or (c) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

The Control Share Acquisition Statute prohibits an acquiror, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation’s stockholders. The Control Share Acquisition Statute specifies three thresholds: one-fifth or more but less than one-third, one-third or more but less than a majority and a majority or more, of the voting power of the corporation in the election of directors. Once an acquiror crosses one of the above thresholds, those shares acquired in such offer or acquisition and those shares acquired within the preceding ninety days become “Control Shares” and such Control Shares are deprived of the right to vote until disinterested stockholders restore the right. The Control Shares Acquisition Statute also provides that in the event Control Shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the Control Shares are entitled to demand payment for the fair value of their shares. The board of directors is to notify the stockholders after such an event has occurred that they have the right to receive the fair value of their shares in accordance with statutory procedures established generally for dissenters’ rights.  The Control Share Acquisition Statute currently does not apply to us because we do not have 100 or more stockholders of record who are residents of the State of Nevada.

PLAN OF DISTRIBUTION

We are registering the securities covered by this prospectus for the selling securityholders.

We will pay the costs and fees of registering the securities covered by this prospectus and other expenses related to the registration of the securities to the extent required by the Securities Purchase Agreement — Standard Terms incorporated into the Purchase Agreement.  However, we will not pay any underwriting discounts or commissions or other amounts payable to underwriters, dealers or agents, or any transfer taxes or other expenses associated with the sale of the securities, on behalf of the selling securityholders.  Pursuant to the Purchase Agreement, we have agreed to provide certain indemnification to the selling securityholders against certain liabilities in connection with this offering.

The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the securities.

When selling the securities, the selling securityholders may enter into one or more, or a combination of, hedging transactions with financial institutions, which we refer to as “counterparties,” in which the selling securityholders:

•                  enter into transactions involving short sales of the securities by counterparties;

•                  sell securities short themselves and redeliver such securities to close out their short positions; or

•                  enter into option, forward or other types of transactions that require the selling securityholders to deliver securities to a counterparty, who may resell or transfer the securities under this prospectus.

The selling securityholders may negotiate and pay broker-dealers’ commissions, discounts or concessions for their services.  Broker-dealers engaged by a selling securityholder may allow other broker-dealers to participate in resales.  The selling securityholders and any broker-dealers involved in the sale or resale of the securities may qualify as “underwriters” within the meaning of Section 2(11) of the Securities Act.  In addition, the broker-dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act.  If any selling securityholder qualifies as an “underwriter,” such selling securityholder will be subject to the prospectus delivery requirements of the Securities Act.

In addition to selling the securities under this prospectus, the selling securityholders may transfer the securities in other ways not involving market makers or established trading markets, including directly by gift, distribution or other transfer.  Moreover, the selling securityholders may decide not to sell any securities offered hereby.

The selling securityholders and any underwriters and distribution participants will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares by the selling securityholders.

Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market-making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions.  In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market.  All of these limitations may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

Underwriters and others who are deemed to be underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by the selling securityholders that any material arrangement has been entered into with a broker-dealer for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer.  Such supplement may disclose:

•                  the name of the selling securityholders and of the participating broker-dealer(s);

•                  the number of securities involved;

•                  the price at which such securities were sold;

•                  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•                  that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•                  other facts material to the transaction.

Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A promulgated under the Securities Act may be sold under Rule 144 or Rule 144A in certain instances, rather than pursuant to this prospectus.  In addition, the selling securityholders may transfer the shares by other means not described in this prospectus.

SELLING SECURITYHOLDERS

On March 6, 2009, we issued the Series T Preferred Stock and the Warrant covered by this prospectus to the Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act.  The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own.  The securities to be offered under this prospectus for the account of the selling securityholders are:

•                  100,000 shares of Series T Preferred Stock;

•                  the Warrant to purchase up to 1,147,666 shares of our common stock at an exercise price of $13.07 per share, subject to adjustment as described in this prospectus; and

•                  1,147,666 shares of our common stock issuable upon exercise of the Warrant, which shares, if issued, would represent ownership of approximately 3.10% of our common stock as of March 27, 2009.

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.  To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities, subject to restrictions on exercise of voting rights on the shares of common stock issuable upon exercise of the Warrant as described in “Description of Warrant to Purchase Common Stock” above.

We do not know when or in what amounts the selling securityholders may offer the securities for sale.  The selling securityholders might not sell any or all of the securities offered by this prospectus.  Because the selling securityholders may offer all, some, or none of the securities pursuant to this offering, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

LEGAL MATTERS

The validity of the Warrant and the securities offered hereby will be passed upon for us by our counsel, Lewis & Roca LLP.

EXPERTS

The consolidated financial statements of First Busey as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, have been incorporated in this registration statement by reference from our Annual Report on Form 10-K for the year ended December 31, 2008, have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as set forth in their report thereon included in our Annual Report on Form 10-K, and are incorporated by reference herein in reliance upon such report given on the authority of McGladrey & Pullen, LLP as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information requirements of the Exchange Act, which means we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.  You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC.  This permits us to disclose important information to you by referring to these separately filed documents.  The information incorporated by reference is an important part of this prospectus, and the information we file subsequently with the SEC will automatically update the information in this prospectus.  This historical and future information that is incorporated by reference in this prospectus is considered to be part of this prospectus and can be obtained at the locations described above under the heading “Where You Can Find Additional Information.”  The information included elsewhere in this prospectus and the following documents incorporated by reference in this prospectus is considered to be part of this prospectus:

•                  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 16, 2009;

•                  Our Current Reports on Form 8-K filed with the SEC on January 16, 2009, January 29, 2009, February 4, 2009, February 12, 2009, March 6, 2009, March 9, 2009 and March 13, 2009; and

•                  Any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act, after the date of this document, excluding any document or portion thereof that has been furnished to and deemed not to be filed with the SEC.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which also is, or is deemed to be, incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide you with a copy of any information that we incorporate by reference into the registration statement on Form S-3 or this prospectus, at no cost, by writing or calling us.  Requests for such materials should be directed to:

First Busey Corporation

201 West Main Street

Urbana, Illinois 61801

(217) 365-4516

We have also filed a registration statement with the SEC relating to the securities offered by this prospectus.  This prospectus, which constitutes part of the registration statement, does not contain all of the information presented or incorporated by reference in the registration statement and its exhibits.  You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC as described in “Where You Can Find Additional Information.”  The registration statement may contain additional information that may be important to you.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities covered by this registration statement.  We will pay all of these expenses.  All expenses other than the SEC registration fee are estimated.

Approximate Amount
SEC Registration Fee	$6,417.00
Accounting Fees and Expenses	5,000.00
Legal Fees and Expenses	8,000.00
Miscellaneous	583.00
Total	$20,000.00

Item 15. Indemnification of Directors and Officers.

Subsection 1 of Section 78.7502 of the Nevada Revised Statutes Annotated (the “Nevada RSA”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if that person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.

Subsection 2 of Section 78.7502 of the Nevada RSA empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 of the Nevada RSA further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2 of Section 78.7502, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense.

Section 78.751 of the Nevada RSA provides that any discretionary indemnification under Section 78.7502, unless ordered by a court or advanced, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Section 78.751 of the Nevada RSA further provides that the indemnification provided for by Section 78.7502 shall not be deemed exclusive or exclude any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators. Section 78.752 of the Nevada RSA empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 78.7502.

Article Tenth of First Busey Corporation’s Restated Articles of Incorporation, as amended, provides that no director or officer of the Corporation shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for acts or omissions that involve intentional misconduct, fraud or a knowing violation of law or (ii) for the payment of distributions in violation of Section 78.300 of the Nevada RSA.

First Busey Corporation’s Bylaws, as amended and restated (the “Bylaws”), provide that the Corporation shall have the power to indemnify and hold harmless any current or former director, officer, agent or employee of the Company to the fullest extent legally permissible under the general corporation law of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Consistent with the power conferred to corporations under Section 78.751 of the Nevada RSA, the Bylaws further provide that Board of Directors of the Corporation may in its discretion cause the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding to be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

Item 16. Exhibits.

Exhibit Number	Description

3.1

Amended and Restated Articles of Incorporation of First Busey Corporation, together with the Amendment to Articles of Incorporation, dated July 31, 2007, and the Certificate of Designation for Fixed Rate Cumulative Perpetual Preferred Stock, Series T, dated March 4, 2009 (filed as Exhibit 3.1 to First Busey’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Commission on March 16, 2009, and incorporated herein by reference).

3.2

First Busey Corporation Amended and Restated By-Laws (filed as Exhibit 3.1 to First Busey’s Form 8-K dated November 18, 2008, filed with the Commission on November 24, 2008, and incorporated herein by reference).

4.1

Form of stock certificate representing First Busey Corporation Fixed Rate Cumulative Perpetual Preferred Stock, Series T (filed as Exhibit 4.1 to First Busey’s Form 8-K dated March 4, 2009, filed with the Commission on March 9, 2009, and incorporated herein by reference).

4.2

Warrant to Purchase Common Stock of First Busey Corporation, dated March 6, 2009 (filed as Exhibit 4.2 to First Busey’s Form 8-K dated March 4, 2009, filed with the Commission on March 9, 2009, and incorporated herein by reference).

5.1	Opinion of Lewis & Roca LLP (including consent).

10.1

Letter Agreement, dated March 6, 2009, between First Busey Corporation and the United States Department of the Treasury, which includes the Securities Purchase Agreement — Standard Terms attached as Exhibit A thereto, with respect to the issuance and sale of Fixed Rate Cumulative Perpetual Preferred Stock, Series T and the Warrant to Purchase Common Stock (filed as Exhibit 10.1 to First Busey’s Form 8-K dated March 4, 2009, filed with the Commission on March 9, 2009, and incorporated herein by reference).

23.1	Consent of McGladrey & Pullen, LLP.

23.2	Consent of Lewis & Roca LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature page to the registration statement).

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, as amended,

each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                  That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(A)                              Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)                                Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)                                  That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Urbana, State of Illinois, on April 1, 2009.

FIRST BUSEY CORPORATION

By:	/s/ Van A. Dukeman
Van A. Dukeman
President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated opposite their names. Each person whose signature appears below hereby authorizes each of Van A. Dukeman and Barbara J. Harrington, each with full power of substitution, to execute in the name and on behalf of such person any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the registrant deems appropriate, and appoints each of Van A. Dukeman and Barbara J. Harrington, each with full power of substitution, attorney-in-fact  to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Douglas C. Mills	Chairman of the Board	April 1, 2009
Douglas C. Mills

/s/ Joseph M. Ambrose	Director	April 1, 2009
Joseph M. Ambrose

/s/ David J. Downey	Director	April 1, 2009
David J. Downey

/s/ Van A. Dukeman	Director, President and Chief Executive Officer	April 1, 2009
Van A. Dukeman

/s/ Barbara J. Harrington	Chief Financial Officer	April 1, 2009
Barbara J. Harrington

/s/ David L. Ikenberry	Director	April 1, 2009
David L. Ikenberry

/s/ E. Phillips Knox	Director	April 1, 2009
E. Phillips Knox

/s/ V.B. Leister, Jr.	Director	April 1, 2009
V.B. Leister, Jr.

/s/ Gregory B. Lykins	Director	April 1, 2009
Gregory B. Lykins

/s/ August C. Meyer, Jr.	Director	April 1, 2009
August C. Meyer, Jr.

/s/ George T. Shapland	Director	April 1, 2009
George T. Shapland

EXHIBIT INDEX

Exhibit Number	Description
3.1

Amended and Restated Articles of Incorporation of First Busey Corporation, together with the Amendment to Articles of Incorporation, dated July 31, 2007, and the Certificate of Designation for Fixed Rate Cumulative Perpetual Preferred Stock, Series T, dated March 4, 2009 (filed as Exhibit 3.1 to First Busey’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Commission on March 16, 2009, and incorporated herein by reference).

3.2

First Busey Corporation Amended and Restated By-Laws (filed as Exhibit 3.1 to First Busey’s Form 8-K dated November 18, 2008, filed with the Commission on November 24, 2008, and incorporated herein by reference).

4.1

Form of stock certificate representing First Busey Corporation Fixed Rate Cumulative Perpetual Preferred Stock, Series T (filed as Exhibit 4.1 to First Busey’s Form 8-K dated March 4, 2009, filed with the Commission on March 9, 2009, and incorporated herein by reference).

4.2

Warrant to Purchase Common Stock of First Busey Corporation, dated March 6, 2009 (filed as Exhibit 4.2 to First Busey’s Form 8-K dated March 4, 2009, filed with the Commission on March 9, 2009, and incorporated herein by reference).

5.1	Opinion of Lewis & Roca LLP (including consent).

10.1

Letter Agreement, dated March 6, 2009, between First Busey Corporation and the United States Department of the Treasury, which includes the Securities Purchase Agreement — Standard Terms attached as Exhibit A thereto, with respect to the issuance and sale of Fixed Rate Cumulative Perpetual Preferred Stock, Series T and the Warrant to Purchase Common Stock (filed as Exhibit 10.1 to First Busey’s Form 8-K dated March 4, 2009, filed with the Commission on March 9, 2009, and incorporated herein by reference).

23.1	Consent of McGladrey & Pullen, LLP.

23.2	Consent of Lewis & Roca LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature page to the registration statement).